Exhibit 99.2

Bob Evans Provides Update on Annual Meeting

Believes Board’s Nominees Will Constitute a Majority of the Board

Results to be Released after Tabulation by Independent Inspector of Elections

NEW ALBANY, Ohio – August 20, 2014 – Bob Evans Farms, Inc., (Nasdaq: BOBE) today announced that the Company’s 2014 Annual Meeting of Stockholders has concluded, polls have been closed and votes are being reviewed and tabulated by IVS Associates, Inc., the independent Inspector of Elections (“Inspector”) appointed for the Annual Meeting.

While the proxies and ballots are still being tabulated, and the Inspector has not yet delivered a preliminary report, Bob Evans believes, based on the advice of its proxy solicitor, that the Company’s nominees will constitute a majority of the Board. The Company will wait to receive the Inspector’s preliminary report before making any further statements about the vote, and will file the results on Form 8-K when they become available.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the fourth fiscal quarter (April 25, 2014), Bob Evans Restaurants owned and operated 561 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this letter that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and

Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954